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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Registration Statement on Form S-11 (File No. 333-_____) of our reports dated November 27, 1996, on our audits of the financial statements and financial statement schedule American General Hospitality Corporation; dated September 19, 1996, on our audits of the financial statements and financial statement schedule of AGH Predecessor Hotels; dated April 8, 1996, on our audits of the financial statements and financial statement schedule of Other Initial Hotels; and dated November 26, 1996, on our audit of the financial statements of Days Inn Lake Buena Vista hotel. We also consent to the reference to our firm under the caption "Experts."


                                         COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 4, 1997